UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2007

Margo Caribe, Inc.

(Exact name of registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation)	001-15336 (Commission File Number)	66-0550881 (IRS Employer Identification No.)

Road 690, Kilometer 5.8 Vega Alta, Puerto Rico (Address of principal executive offices)	00692 (Zip Code)

Registrant’s telephone number, including area code: (787) 883-2570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.136-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 22, 2007, Alison Witkovich, resigned as Vice President and Chief Financial Officer of Margo Caribe, Inc. (the “Company”).

In connection with Ms. Witkovich’s resignation, effective September 27, 2007, John M. Upchurch, age 43, was appointed to the position of Senior Vice President and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Upchurch served as Controller of the James Doran Company, a real estate investment and development company based in Charleston, South Carolina, since February 2007. From June 2006 to February 2007, Mr. Upchurch served as Controller of the Montecito Property Company, a Florida-based property development company specializing in condominium conversions.  From 2004 to 2006, Mr. Upchurch served in various positions, including Corporate Controller of Fidelity Information Services, a division of Fidelity National Financial and a leading provider of core financial institution processing, card issuer and transaction processing services, mortgage loan processing and related information products and outsourcing services to financial institutions, retailers, mortgage lenders and real estate professionals.  From 1998 to 2004, Mr. Upchurch served in various positions, including Vice President of Joint Venture Reporting of Regency Centers Corporation.

Mr. Upchurch is a Certified Public Accountant and holds a bachelor’s degree in Accounting from Florida State University.

Under the terms of his employment agreement, Mr. Upchurch will be entitled to receive base salary of $100,000, plus certain other benefits and is eligible to receive a discretionary bonus. Mr. Upchurch is also eligible to receive grants of restricted stock under the Margo Caribe, Inc. 2003 Restricted Stock Plan.

There was no arrangement or understanding between Mr. Upchurch and any other persons pursuant to which Mr. Upchurch was elected to his new position and there are no related party transaction between Mr. Upchurch and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2007

MARGO CARIBE, INC.

By:	/s/ Michael J. Spector
Name:	Michael J. Spector
Title:	President and Chief Executive Officer